Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us, in this initial Registration Statement on Form N-1A for the Thornburg Low Duration Municipal Fund and the Thornburg Low Duration Income Fund, under the headings “Additional Information” and “Independent Registered Public Accounting Firm”.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 23, 2013